Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-143622 and 333-179164 on Form S-8 and Registration Statement Nos. 333-194377 and 333-184919 on Form S-3 of our reports dated March 4, 2015, relating to the consolidated financial statements and consolidated financial statement schedule of Carrols Restaurant Group, Inc. and subsidiary (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of Carrols Restaurant Group, Inc. for the year ended December 28, 2014.

/s/ Deloitte & Touche LLP

Rochester, NY
March 4, 2015